Exhibit 10.4

SUMMARY DESCRIPTION OF DIRECTOR

COMPENSATION ARRANGEMENTS

Non-employee directors who serve on the Board of Directors of Altrust Financial Services, Inc. (the “Company”) or on the Board of Directors of Peoples Bank (the “Bank”) receive $500 per meeting held for their service on the Board of Directors of the Company or the Bank, plus reimbursement for reasonable travel expenses incurred in attending meetings. Directors who serve on both the Company’s and the Bank’s Board of Directors do not receive additional compensation for serving on both Boards of Directors because meetings of the Boards of the Company and the Bank are held at the same times and dates. Non-employee directors may elect in writing, in lieu of cash, to receive their compensation for service on the Board of Directors of the Company or the Bank in the form of stock options issued under the Company’s 2004 Stock Option Plan for Outside Directors.

In addition to the compensation arrangements described above, non-employee directors receive $75 per meeting held for their service on committees of the Boards of Directors of the Company and the Bank.

Directors who are employees of Altrust or any of its subsidiaries and affiliates are not compensated for service on the Company’s or the Bank’s Board of Directors.